                                                                    EXHIBIT 99.1

NEWS RELEASE                                              [NORTEL NETWORKS LOGO]

www.nortelnetworks.com




                                                                JANUARY 23, 2003

For more information:

Investors:                         Media:
888-901-7286                       David Chamberlin                  Tina Warren
905-863-6049                       972-685-4648                      905-863-4702
investor@nortelnetworks.com        ddchamb@nortelnetworks.com        tinawarr@nortelnetworks.com

NORTEL NETWORKS REPORTS RESULTS FOR FOURTH QUARTER AND YEAR 2002

o    Q4 2002 revenues: US$2.52 billion, up sequentially approximately 7 percent

o Q4 2002: net loss per common share of US$0.06; pro forma net loss(a) per common share of US$0.01

o    Strong cash performance in Q4, 2002; "net cash positive" at the end of Q4
     2002

o    Expensing stock options, effective January 1, 2003

TORONTO - Nortel Networks* Corporation [NYSE/TSX: NT] today reported results for the fourth quarter and the year 2002 prepared in accordance with United States generally accepted accounting principles, except as noted with respect to pro forma results(a).

FOURTH QUARTER 2002 RESULTS

Revenues from continuing operations were US$2.52 billion for the fourth quarter of 2002 compared to US$3.46 billion in the same period in 2001. Nortel Networks reported a net loss in the fourth quarter of 2002 of US$248 million, or US$0.06 per common share, compared to a net loss of US$1.83 billion, or US$0.57 per common share, in the fourth quarter of 2001(b). Pro forma net loss from continuing operations(a) for the fourth quarter of 2002 was US$62 million, or US$0.01 per common share, compared to pro forma net loss from continuing operations(a) of US$506 million, or US$0.16 per common share, in the fourth quarter of 2001. Pro forma net loss from continuing operations(a) for the fourth quarter of 2002 excluded US$186 million, comprised of: special charges related to restructuring of US$214 million; gain on repurchases of outstanding debt securities of US$60 million; certain costs related to acquisitions of US$58 million; and gain on sale of business of US$26 million.

"I am extremely pleased with the progress we made as reflected in our fourth quarter performance," said Frank Dunn, president and chief executive officer, Nortel Networks. "Our overall revenues were up sequentially across all of our lines of business and geographic regions. This revenue increase, coupled with the cumulative impact of our business repositioning over the past 24 months, drove a significant sequential improvement in our bottom line performance to just short of pro forma profitability(a) in the quarter. We have now stabilized our business model and ended the year with a very strong cash balance."

Dunn continued, "As we enter 2003, the focus on profitability will continue. Our differentiation continues to be technology leadership and customer engagement. We are focused on the delivery of multimedia services and network infrastructure that will allow our customers to grow their business and reduce overall costs. We saw continued momentum in all of our focus areas in the quarter."

Highlights of some of our recent announcements included:

o    WIRELESS DATA

     o    CDMA2000 1X network and GSM network expansion contracts with China
          Unicom;

     o GSM and GPRS wireless data network award with Cable and Wireless West Indies;

     o CDMA2000 1xEV-DO contract win with Asia Pacific Broadband Wireless and trials under way with Vesper and Verizon Wireless; and

     o Announced initiative to link Wi-Fi networks to CDMA, GPRS, and UMTS networks.

o    VOICE OVER PACKET (VOP)

     o Charter Communications - first announced commercially deployed North American Cable VoIP network;

     o    TELUS to deploy a national VoP network in Canada;

     o New World Telecom in Hong Kong to extend deployment of Succession* softswitches and gateways; and

     o Enterprise VoIP awards with Safeway and the National Software Centre in Ireland.

o    BROADBAND NETWORKING

     o Strategic relationship and supplier to Reliance Infocomm for India's most extensive optical and broadband data network;

     o China Telecom to deploy multiservice backbone networks across Beijing and 10 provinces in Northern China;

     o Bombay Stock Exchange to merge separate networks onto one Nortel Networks Enterprise data network; and

     o Agricultural Bank of China to build wide area network linking main and sub-branch offices.

o    SECURITY/VIRTUAL PRIVATE NETWORKING (VPN)

     o Announced awards with IP VPN and IP Gateways for secure mobile access with Mitsubishi Electric Information Corporation in Japan; and

     o    IP VPN solutions win with Caixa Catalunya in Spain.

o    MULTIMEDIA SERVICES AND APPLICATIONS

     o Three-year supply agreement with Cox Communications for Optical Ethernet and next generation SONET equipment; and

     o    Optical Ethernet wins with Hana Bank in Korea and CapInfo in China.

The company had a strong cash balance at the end of the fourth quarter of 2002 of approximately US$4.11 billion, which included approximately US$249 million of restricted cash. "The focus on cash management is reflected in our strong cash performance and positive net cash position (cash (including restricted cash) minus total debt) in the quarter. We also had positive cash flow from operations and significantly reduced debt," said Doug Beatty, chief financial officer, Nortel Networks.

Commenting on the company's restructuring program, Beatty said, "Our previously announced employee reductions are nearing completion. As a result of changes in certain outsourcing plans, we now expect to have approximately 36,000 employees by the end of the first quarter of 2003, compared to our previous estimate of approximately 35,000. Going forward, our focus will be on managing each of our businesses based on performance, the market and customer priorities."

OUTLOOK

Entering 2003, the company expects the overall telecommunications equipment market to be down modestly in 2003 compared to 2002. Anticipating cautious spending by its customers in the near term and the seasonal softness traditionally typical of its first quarter, the company expects that revenues in the first quarter of 2003 will be lower than the revenues in the fourth quarter of 2002. Nortel Networks continues to expect to achieve pro forma profitability(c) by the second quarter of 2003 (although this may not result in net earnings from continuing operations on a U.S. GAAP basis by that period).

BREAKDOWN OF FOURTH QUARTER 2002 REVENUES FROM CONTINUING OPERATIONS

COMPARED TO THE THIRD QUARTER OF 2002, Wireless Networks segment revenues increased 8 percent, reflecting increases in the Europe, Middle East and Africa region ("EMEA"), Asia and the United States, which were partially offset by a decrease in Canada. Enterprise Networks segment revenues increased 6 percent, primarily reflecting an increase in EMEA, Latin America and Canada, and an essentially flat performance in the United States, which were partially offset by a decrease in Asia. Wireline Networks segment revenues increased 5 percent, primarily reflecting increases in the United States, Asia and EMEA, which were partially offset by considerable decreases in Canada and Latin America. Optical Networks segment revenues were up 11 percent, primarily reflecting an increase in Canada, Asia, and the United States, which were partially offset by a decrease in EMEA.

COMPARED TO THE FOURTH QUARTER OF 2001, Wireless Networks segment revenues decreased 16 percent, Enterprise Networks segment revenues decreased 18 percent, Wireline Networks segment revenues decreased 45 percent, and Optical Networks segment revenues decreased 26 percent, generally representing significant decreases across all geographic regions.

GEOGRAPHIC REVENUES for the fourth quarter of 2002 compared to third quarter of 2002 increased 3 percent in the United States, 9 percent in EMEA, 28 percent in Canada, and 9 percent in all other regions. Compared to the fourth quarter of 2001, revenues decreased 29 percent in the United States, 21 percent in EMEA, 41 percent in Canada, and 25 percent in all other regions.

YEAR 2002 RESULTS

For the year 2002, revenues from continuing operations were US$10.56 billion compared to US$17.51 billion for the year 2001. Nortel Networks reported a net loss for the year 2002 of US$3.59 billion, or US$0.93 per common share, compared to US$27.30 billion, or US$7.62 per common share, for the year 2001(b). Pro forma net loss from continuing operations(a) for the year 2002 was US$1.27 billion, or US$0.33 per common share, compared to pro forma net loss from continuing operations(a) of US$4.51 billion, or US$1.41 per common share, for the year 2001. Pro forma net loss from continuing operations(a) for the year 2002 excluded US$2.45 billion (US$2.32 billion after-tax), comprised of special charges related to restructuring of US$2.30 billion (US$2.06 billion after-tax), certain costs related to acquisitions and divestitures of US$248 million (US$216 million after-tax), gain on repurchases of outstanding debt securities of US$60 million, and a gain on sale of businesses of US$40 million (US$28 million after-tax). In addition, these items included an income tax benefit of US$259 million reduced by an income tax valuation allowance of US$259 million and certain additional income tax valuation allowances of US$125 million.

EXPENSES

SELLING, GENERAL AND ADMINISTRATIVE ("SG&A") expenses in the fourth quarter of 2002 were US$482 million. SG&A expenses were reduced by approximately US$80 million compared to the third quarter of 2002 (excluding the third quarter incremental charges of US$120 million), primarily reflecting the impact of restructuring and streamlining activities.

RESEARCH AND DEVELOPMENT ("R&D") expenses were US$491 million in the fourth quarter of 2002. The R&D expenses in the quarter reflected focused investments to drive continued market leadership in our core businesses.

PENSION ACCOUNTING

In line with its previous expectations, the company recorded a non-cash charge in the fourth quarter of 2002 to shareholders' equity of approximately US$692 million (US$559 million after-tax), related to the minimum required recognizable deficit associated with the company's registered pension plans.

EXPENSING OF STOCK OPTIONS

The company has adopted fair value accounting for stock options, on a prospective basis for U.S. GAAP reporting, effective January 1, 2003. As a result, all stock option grants in 2003 and beyond will be expensed over the stock option vesting period based on the fair value at the date the options are granted. If the company were to grant options in 2003 at a similar level to 2002, the expected impact would be an expense of approximately US$0.01 per common share for 2003.

Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Wireless Networks, Wireline Networks, Enterprise Networks, and Optical Networks. As a global company, Nortel Networks does business in more than 150 countries. This press release and more information about Nortel Networks can be found on the Web at www.nortelnetworks.com.

The following notes are important to a reader's understanding of the information contained herein, including the pro forma information:

(a) Pro forma net loss from continuing operations is defined as reported net loss from continuing operations before (as applicable to a reported period) any amortization of intangibles from all acquisitions subsequent to July 1998, stock option compensation from acquisitions and divestitures, certain special charges (which includes restructuring), any gain or loss on sale of businesses, any associated items as included in the income or loss of our equity accounted for investments, any gain on repurchases of outstanding debt securities, and certain additional income tax valuation allowances resulting from the realizability of the net deferred tax asset or some portion thereof. This pro forma measure is not a recognized measure for financial statement presentation under United States generally accepted accounting principles (U.S. GAAP). Non-U.S. GAAP earnings measures (such as this pro forma measure) do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other issuers. Nortel Networks management uses this pro forma measure in evaluating the operating performance of Nortel Networks ongoing business and each of the items listed above were excluded because they were considered to be of a non-operational nature in the applicable period. In light of the use by management of this pro forma measure to assess operational performance, Nortel Networks believes it is useful to provide information with respect to this pro forma measure to investors so as to share this perspective of management and to assist them in making their evaluation. Investors should consider this pro forma measure in the context of Nortel Networks U.S. GAAP results. A reconciliation of this pro forma measure to the most comparable U.S. GAAP measure is set out in the attached tables.

(b) Effective January 1, 2002, Nortel Networks adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". Footnote (2) to the attached consolidated results (unaudited) tables discloses the effect on both the reported net loss and reported basic and diluted loss per common share for the three months and year ended December 31, 2001 of the Statement's requirement to cease amortization of goodwill had the Statement been in effect beginning January 1, 2001.

(c) Nortel Networks expectation as to the timing of "pro forma profitability" is an expectation of profitability based on a non-U.S. GAAP measure, that is pro forma net earnings from continuing operations. Nortel Networks defines pro forma profitability as reported net loss from continuing operations excluding certain items. As it moves through the first six months of 2003, Nortel Networks expects to record and exclude from this pro forma measure the amortization of intangibles from all acquisitions subsequent to July 1998, stock option compensation from acquisitions and divestitures, and special charges (including restructuring). Other items, which may include any gain or loss on sale of businesses, any associated items as included in the income or loss of our equity accounted for investments, and certain additional income tax valuation allowances resulting from the realizability of the net deferred tax asset or some portion thereof, may also be excluded. The list of items to be excluded will not be finalized and cannot be accurately assessed until after the completion of the applicable period, and in addition to the above noted items, may include other items which management considers to be of a non-operational nature. Nortel Networks will provide a reconciliation of this pro forma measure to net earnings (loss) from continuing operations (the most directly comparable U.S. GAAP measure) when it releases its financial results for the applicable period.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the severity and duration of the industry adjustment; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; fluctuations in operating results and general industry, economic and market conditions and growth rates; the ability to recruit and retain qualified employees; fluctuations in cash flow; the level of outstanding debt and debt ratings; the ability to meet financial covenants contained in our credit agreements; the ability to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; the dependence on new product development; the uncertainties of the Internet; the impact of the credit risks of our customers and the impact of customer financing and commitments; stock market volatility; the entrance into an increased number of supply and outsourcing contracts which contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the future success of our strategic alliances; and the adverse resolution of litigation. For additional information with respect to certain of these and other factors, see the reports filed by Nortel Networks Corporation and Nortel Networks Limited with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks Corporation and Nortel Networks Limited disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      -end-

*Nortel Networks, the Nortel Networks logo, the Globemark and Succession are trademarks of Nortel Networks.

Nortel Networks will host a teleconference/audio webcast to discuss Q4 and Full Year 2002 Results.

TIME:         5:00 PM - 6:00 PM EST on Thursday, January 23, 2003

To participate, please call the following at least 15 minutes prior to the start of the event.

Teleconference:                                    Webcast:
North America:     888-211-4395                    www.nortelnetworks.com/4q2002

International:     212-231-6007

Replay:
(Available one hour after the conference until 11:59 pm EST, February 6, 2003)
North America:     800-383-0935                    Passcode: 21057025#
International:     402-530-5545                    Passcode: 21057025#
Webcast:           http://www.nortelnetworks.com/4q2002

                           NORTEL NETWORKS CORPORATION
                        CONSOLIDATED RESULTS (UNAUDITED)
              (MILLIONS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)


                                                                  FOR THE THREE MONTHS ENDED          FOR THE THREE MONTHS ENDED
                                                                         12/31/02 (1)                       ENDED 12/31/01
                                                               ---------------------------------   ---------------------------------
                                                               U.S. GAAP   Pro forma       A       U.S. GAAP   Pro forma       B
                                                                Reported  Adjustments  Pro forma    Reported  Adjustments  Pro forma
Revenues                                                         $2,520     $  --       $2,520      $ 3,456     $   --       $3,456
Cost of revenues                                                  1,530        --        1,530        2,417         --        2,417
                                                                 ------     -----       ------      -------     ------       ------
Gross profit                                                        990        --          990        1,039         --        1,039

Selling, general and administrative expense                         482        --          482        1,009         --        1,009
Research and development expense                                    491        --          491          563         --          563
Amortization of intangibles
   Acquired technology                                               35       (35)          --           63        (63)          --
   Goodwill (2)                                                      --        --           --          463       (446)          17
Stock option compensation from acquisitions and divestitures         23       (23)          --           18        (18)          --
Special charges
   Goodwill impairment                                               --        --           --           42        (42)          --
   Other special charges                                            214      (214)          --          790       (790)          --
(Gain) loss on sale of businesses                                   (26)       26           --          157       (157)          --
                                                                ------     -----       ------      -------     ------       ------
Operating earnings (loss)                                          (229)      246           17       (2,066)     1,516         (550)

Equity in net earnings of associated companies                       10        --           10            4         --            4
Other income (expense) - net                                         26       (60)         (34)         (83)        --          (83)
Interest expense
   Long-term debt                                                   (47)       --          (47)         (58)        --          (58)
   Other                                                             (8)       --           (8)         (33)        --          (33)
                                                                 ------     -----       ------      -------     ------       ------
Loss from continuing operations before income taxes                (248)      186          (62)      (2,236)     1,516         (720)

Income tax benefit (provision)                                       --        --           --          410       (196)         214
                                                                 ------     -----       ------      -------     ------       ------
Net loss from continuing operations                                (248)      186          (62)      (1,826)     1,320         (506)

Net loss from discontinued operations (net of tax)                   --        --           --           --         --           --
                                                                 ------     -----       ------      -------     ------       ------
Net loss                                                         $ (248)    $ 186       $  (62)     $(1,826)    $1,320       $ (506)
                                                                 =======    ======      =======     ========    =======      =======

Basic and diluted loss per common share (3)
   From continuing operations                                    $(0.06)                $(0.01)     $ (0.57)                 $(0.16)
   From discontinued operations                                      --                    N/A           --                     N/A
                                                                 ------                 ------      -------                  ------
                                                                 $(0.06)                $(0.01)     $ (0.57)                 $(0.16)
                                                                 =======                =======     ========                 =======

Pro forma effective tax rate                                        N/A                    N/A          N/A                    30.0%

Weighted average number of common shares (millions)
      - basic (4)                                                 4,335                  4,335        3,211                   3,211
      - diluted (3)                                               4,335                  4,335        3,211                   3,211





(1) These unaudited consolidated results for the three months ended December 31, 2002 are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise these preliminary results prior to the filing of its reported results for the year ended December 31, 2002. See footnote (a) in the attached press release.

(2) Effective January 1, 2002, Nortel Networks adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. Thus, the amortization of goodwill, including goodwill recorded in past business combinations, and the amortization of intangibles with an indefinite life ceased upon adoption of SFAS 142. The impact of the SFAS 142 requirement to cease amortization would be to reduce the reported net loss by $463 and the reported basic and diluted loss per common share by 15 cents per common share for the three months ended December 31, 2001 had SFAS 142 been in effect beginning January 1, 2001.

(3) As a result of the reported and pro forma net losses for the three months ended December 31, 2002 and 2001, approximately 205 and 190, respectively, of potentially dilutive securities (in millions) have not been included in the calculation of diluted loss per common share for the periods presented because to do so would have been anti-dilutive.

(4) The basic weighted average number of common shares includes the minimum number of common shares to be issued upon settlement of the prepaid forward purchase contracts issued on June 12, 2002. The minimum number of common shares to be issued is 485 million.

A- Excludes a total of $186 after-tax comprised of: the amortization of intangibles from all acquisitions subsequent to July 1998 of $35; stock option compensation from acquisitions and divestitures of $23; special charges of $214; gain on sale of business of $26; gain from repurchases of outstanding debt securities of $60. These items include an income tax benefit of $62 reduced by an income tax valuation allowance of $62.

B- Excludes a total of $1,516 pre-tax ($1,320 after-tax), the amortization of intangibles from all acquisitions subsequent to July 1998, stock option compensation from acquisitions and divestitures, special charges, and loss on sale of businesses.

                           NORTEL NETWORKS CORPORATION
                        CONSOLIDATED RESULTS (UNAUDITED)
              (MILLIONS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)


                                                               FOR THE YEAR ENDED 12/31/02 (1)       FOR THE YEAR ENDED 12/31/01
                                                             -----------------------------------  ----------------------------------
                                                             U.S. GAAP   Pro forma       A        U.S. GAAP    Pro forma      B
                                                              Reported  Adjustments  Pro forma     Reported   Adjustments  Pro forma
Revenues                                                      $10,560     $    --     $10,560       $ 17,511   $     --    $ 17,511
Cost of revenues                                                6,953          --       6,953         14,167         --      14,167
                                                              -------     -------     -------       --------   --------    --------
Gross profit                                                    3,607          --       3,607          3,344         --       3,344

Selling, general and administrative expense                     2,675          --       2,675          5,911         --       5,911
Research and development expense                                2,230          --       2,230          3,224         --       3,224
In-process research and development expense                        --          --          --             15        (15)         --
Amortization of intangibles
   Acquired technology                                            157        (157)         --            807       (807)         --
   Goodwill (2)                                                    --          --          --          4,148     (4,106)         42
Stock option compensation from acquisitions and divestitures       91         (91)         --            109       (109)         --
Special charges
   Goodwill impairment                                            595        (595)         --         12,121    (12,121)         --
   Other special charges                                        1,703      (1,703)         --          3,660     (3,660)         --
(Gain) loss on sale of businesses                                 (40)         40          --            112       (112)         --
                                                              -------     -------     -------       --------   --------    --------
Operating loss                                                 (3,804)      2,506      (1,298)       (26,763)    20,930      (5,833)

Equity in net loss of associated companies                         (9)         --          (9)          (134)       119         (15)
Other income (expense) -- net                                       6         (60)        (54)          (351)        --        (351)
Interest expense
   Long-term debt                                                (215)         --        (215)          (196)        --        (196)
   Other                                                          (41)         --         (41)          (115)        --        (115)
                                                              -------     -------     -------       --------   --------    --------
Loss from continuing operations before income taxes            (4,063)      2,446      (1,617)       (27,559)    21,049      (6,510)
Income tax benefit (provision)                                    478        (129)        349          3,252     (1,254)      1,998
                                                              -------     -------     -------       --------   --------    --------
Net loss from continuing operations                            (3,585)      2,317      (1,268)       (24,307)    19,795      (4,512)

Net loss from discontinued operations (net of tax) (3)             --          --          --         (3,010)     3,010          --
                                                              -------     -------     -------       --------   --------    --------
Net loss before cumulative effect of
  accounting change                                            (3,585)      2,317      (1,268)       (27,317)    22,805      (4,512)
Cumulative effect of accounting change (net of tax of $9)          --         --           --             15        (15)         --
                                                              -------     -------     -------       --------   --------    --------
Net loss                                                      $(3,585)    $ 2,317     $(1,268)      $(27,302)  $ 22,790    $ (4,512)
                                                              ========    ========    ========      =========  =========   =========
Basic and diluted loss per common share (4)
   From continuing operations                                  $(0.93)                $ (0.33)      $  (7.62)              $  (1.41)
   From discontinued operations                                    --                     N/A          (0.94)                   N/A
                                                              -------                 -------       --------               --------
                                                               $(0.93)                $ (0.33)      $  (8.56)              $  (1.41)
                                                              ========                ========      =========              =========

Dividends declared per common share                                --                      --       $0.03750               $0.03750

Pro forma effective tax rate                                      N/A                     N/A            N/A                   31.0%

Weighted average number of common shares (millions)
      - basic (5)                                               3,838                   3,838          3,189                  3,189
      - diluted (4)                                             3,838                   3,838          3,189                  3,189


(1) These unaudited consolidated results for the year ended December 31, 2002 are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise these preliminary results prior to the filing of its reported results for the year ended December 31, 2002. See footnote (a) in the attached press release.

(2) Effective January 1, 2002, Nortel Networks adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. Thus, the amortization of goodwill, including goodwill recorded in past business combinations, and the amortization of intangibles with an indefinite life ceased upon adoption of SFAS 142. The impact of the SFAS 142 requirement to cease amortization would be to reduce the reported net loss by $4,347 and the reported basic and diluted loss per common share by $1.36 per common share for the year ended December 31, 2001 had SFAS 142 been in effect beginning January 1, 2001.

(3) Reported results for the year ended December 31, 2001 is net of an applicable income tax recovery of $723.

(4) As a result of the reported and pro forma net losses for the year ended December 31, 2002 and 2001, approximately 195 and 98, respectively, of potentially dilutive securities (in millions) have not been included in the calculation of diluted loss per common share for the periods presented because to do so would have been anti-dilutive.

(5) The basic weighted average number of common shares includes the minimum number of common shares to be issued upon settlement of the prepaid forward purchase contracts issued on June 12, 2002. The minimum number of common shares to be issued is 270 million on a weighted basis for the year ended December 31, 2002.

A- Excludes a total of $2,446 pre-tax ($2,317 after-tax) comprised of: the amortization of intangibles from all acquisitions subsequent to July 1998 of $157 pre-tax ($125 after-tax); stock option compensation from acquisitions and divestitures of $91; special charges of $2,298 pre-tax ($2,064 after-tax); gain on sale of businesses of $40 pre-tax ($28 after-tax); gain from repurchases of outstanding debt securities of $60. In addition, these items include an income tax benefit of $259 reduced by an income tax valuation allowance of $259, and certain additional tax valuation allowances of $125.

B- Excludes a total of $24,578 pre-tax ($22,790 after-tax) for Acquisition Related Costs (in-process research and development expense and the amortization of intangibles from all acquisitions subsequent to July 1998), stock option compensation from acquisitions and divestitures, special charges, loss on sale of businesses, equity in net loss of associated companies related to Acquisition Related Costs, discontinued operations, and the cumulative effect of accounting change.

                           NORTEL NETWORKS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           (MILLIONS OF U.S. DOLLARS)

                                                                                                U.S. GAAP
                                                                               -------------------------------------------
                                                                               (UNAUDITED)    (UNAUDITED)      (AUDITED)
                                                                               DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,
                                                                                 2002(1)         2002(3)        2001(3)
                                                                               ------------   -------------   ------------
ASSETS
Current assets
   Cash and cash equivalents                                                     $ 3,861         $ 4,170        $ 3,513
   Restricted cash and cash equivalents                                              249             420             --
   Accounts receivable (less provisions of $477 at December 31, 2002;
      $528 at September 30, 2002; $655 at December 31, 2001)                       1,910           2,007          2,923
   Inventories - net                                                                 889           1,132          1,579
   Income taxes recoverable                                                           58              58            796
   Deferred income taxes - net                                                       791           1,162          1,386
   Other current assets                                                              495             673            857
   Current assets of discontinued operations                                         223             293            708
                                                                                --------        --------       --------
Total current assets                                                               8,476           9,915         11,762

Investments at cost and associated companies at equity                               246             176            253
Plant and equipment - net                                                          1,444           1,670          2,571
Goodwill                                                                           2,201           2,200          2,810
Intangible assets - net                                                               98             133            285
Deferred income taxes - net                                                        2,723           2,333          2,077
Other assets(2)                                                                      783           1,013          1,379
                                                                                --------        --------       --------
Total assets                                                                    $ 15,971        $ 17,440       $ 21,137
                                                                                ========        ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Notes payable                                                                $    100        $    128       $    426
   Trade and other accounts payable                                                  902             901          1,378
   Payroll and benefit-related liabilities                                           521             646            636
   Contractual liabilities                                                         1,547           1,715          1,846
   Restructuring                                                                     785             797            872
   Other accrued liabilities                                                       2,894           2,815          3,915
   Long-term debt due within one year                                                233             516            384
                                                                                --------        --------       --------
Total current liabilities                                                          6,982           7,518          9,457

Long-term debt                                                                     3,719           4,111          4,094
Deferred income taxes - net                                                          344             499            518
Other liabilities                                                                  2,352           1,687          1,607
Minority interest in subsidiary companies                                            614             611            637
                                                                                --------        --------       --------
                                                                                  14,011          14,426         16,313
                                                                                --------        --------       --------
SHAREHOLDERS' EQUITY
Common shares, without par value - Authorized shares: unlimited;
   Issued and outstanding Shares: 3,850,284,146 at December 31, 2002,
   3,849,891,442 at September 30, 2002, and 3,213,742,169 at
   December 31, 2001                                                              33,587          33,872         32,899
Additional paid-in capital                                                         3,734           3,753          3,257
Deferred stock option compensation                                                   (96)           (118)          (205)
Deficit                                                                          (33,736)        (33,488)       (30,151)
Accumulated other comprehensive loss                                              (1,529)         (1,005)          (976)
                                                                                --------        --------       --------
Total shareholders' equity                                                         1,960           3,014          4,824
                                                                                --------        --------       --------
Total liabilities and shareholders' equity                                      $ 15,971        $ 17,440       $ 21,137
                                                                                ========        ========       ========


(1) The unaudited consolidated balance sheet as at December 31, 2002 is preliminary and is subject to change. Nortel Networks disclaims any intention or obligation to update or revise such balance sheet prior to the filing of its reported results for the year ended December 31, 2002.

(2) Included in other assets are provisions related to long-term accounts receivable of $781 at December 31, 2002; $877 at September 30, 2002; and $828 at December 31, 2001.

(3) Certain figures for the three months ended September 30, 2002 and for the year ended December 31, 2001 in the consolidated balance sheets have been reclassified to conform to the year ended December 31, 2002 presentation.

                           NORTEL NETWORKS CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                           (MILLIONS OF U.S. DOLLARS)

                                                                                                       U.S. GAAP
                                                                                ---------------------------------------------------
                                                                                THREE MONTHS                YEAR       THREE MONTHS
                                                                                       ENDED               ENDED              ENDED
                                                                                DECEMBER 31,        DECEMBER 31,       DECEMBER 31,
                                                                                        2002(1)             2002(1)            2001
                                                                                ------------        ------------       ------------
Cash flows from (used in) operating activities
  Net loss from continuing operations                                                 $ (248)            $(3,585)           $(1,826)
  Adjustments to reconcile net loss from continuing operations to net cash from
    (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
      Amortization and depreciation                                                      163                 705                722
      Non-cash portion of special charges and related asset write downs                   23               1,315                150
      Equity in net earnings (loss) of associated companies                              (10)                  9                 (4)
      Stock option compensation                                                           23                  91                 18
      Deferred income taxes                                                              (40)                (85)              (781)
      Other liabilities                                                                   26                  12                 16
      Gain on repurchases of outstanding debt securities                                 (60)                (60)                --
      (Gain) loss on sale or write down of investments and businesses                    (19)                (11)               551
      Other - net                                                                         57                 376               (433)
      Change in operating assets and liabilities:
        Accounts receivable                                                              115               1,008              1,137
        Inventories                                                                      280                 687                299
        Income taxes                                                                     (17)                694                 14
        Accounts payable and accrued liabilities                                        (184)             (1,612)               (25)
        Other operating assets and liabilities                                          (100)               (133)               162
                                                                                      ------             -------            -------
  Net cash from (used in) operating activities of continuing operations                    9                (589)                --
                                                                                      ------             -------            -------
Cash flows from (used in) investing activities
  Expenditures for plant and equipment                                                   (46)               (335)              (187)
  Proceeds on disposals of plant and equipment                                            50                 236                 57
  (Increase) decrease in restricted cash and cash equivalents                            189                (231)                --
  Increase in long-term receivables                                                      (20)               (267)               (29)
  Decrease in long-term receivables                                                       49                 302                280
  Acquisitions of investments and businesses - net of cash acquired                       --                 (29)                 8
  Proceeds on sale of investments and businesses                                          25                 104                372
                                                                                      ------             -------            -------
  Net cash from (used in) investing activities of continuing operations                  247                (220)               501
                                                                                      ------             -------            -------
Cash flows from (used in) financing activities
  Decrease in notes payable - net                                                        (29)               (318)              (215)
  Proceeds from long-term debt                                                             1                  33                  8
  Repayment of long-term debt                                                           (456)               (478)                (7)
  Decrease in capital leases payable                                                    (172)                (10)                (2)
  Issuance of common shares                                                               --                 863                 10
  Issuance of prepaid forward purchase contracts                                          --                 623                 --
                                                                                      ------             -------            -------
  Net cash from (used in) financing activities of continuing operations                 (656)                713               (206)
                                                                                      ------             -------            -------
  Effect of foreign exchange rate changes on cash and cash equivalents                    58                  74                 (5)
                                                                                      ------             -------            -------
  Net cash from (used in) continuing operations                                         (342)                (22)               290
  Net cash from (used in) discontinued operations                                         33                 370               (132)
                                                                                      ------             -------            -------
Net increase (decrease) in cash and cash equivalents                                    (309)                348                158
                                                                                      ------             -------            -------
Cash and cash equivalents at beginning of period - net                                 4,170               3,513              3,355
                                                                                      ------             -------            -------
Cash and cash equivalents at end of period - net                                      $3,861             $ 3,861            $ 3,513
                                                                                      =======            ========           ========


(1) The unaudited consolidated statements of cash flows for the three months and year ended December 31, 2002 are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise such statements of cash flows prior to the filing of its reported results for the year ended December 31, 2002.

                           NORTEL NETWORKS CORPORATION
                      CONSOLIDATED RESULTS (UNAUDITED) (1)
                            SUPPLEMENTARY INFORMATION
                           (MILLIONS OF U.S. DOLLARS)

REVENUES FROM CONTINUING OPERATIONS        THREE MONTHS ENDED                        YEAR ENDED
                                              DECEMBER 31,                          DECEMBER 31,
                                           ------------------      --------     -------------------      --------
    By Segments:                             2002        2001      % CHANGE        2002        2001      % CHANGE
                                           ------      ------      --------     -------     -------      --------
        Wireless networks                  $1,012      $1,204         (16%)     $ 4,211     $ 5,714         (26%)
        Enterprise networks                   654         799         (18%)       2,582       3,320         (22%)
        Wireline networks                     506         921         (45%)       2,254       4,447         (49%)
        Optical networks                      344         465         (26%)       1,465       3,370         (57%)
        Other                                   4          67         (94%)          48         660         (93%)
                                           ------      ------                   -------     -------
        Total                               2,520       3,456                    10,560      17,511
                                           ======      ======                   =======     =======


                                           THREE MONTHS ENDED                        YEAR ENDED
                                              DECEMBER 31,                          DECEMBER 31,
                                           ------------------      --------     -------------------      --------
    By Geographic Regions:(2)                2002        2001      % CHANGE        2002        2001      % CHANGE
                                           ------      ------      --------     -------     -------      --------
        United States                      $1,239      $1,741         (29%)     $ 5,336     $ 8,591         (38%)
        EMEA *                                636         801         (21%)       2,574       4,355         (41%)
        Canada                                143         241         (41%)         675         940         (28%)
        Other regions                         502         673         (25%)       1,975       3,625         (46%)
                                           ------      ------                   -------     -------
        Total                               2,520       3,456                    10,560      17,511
                                           ======      ======                   =======     =======



    HISTORICAL INFORMATION                        THREE MONTHS ENDED
                                         --------------------------------------
                                         SEPTEMBER 30,    JUNE 30,    MARCH 31,
    By Geographic Regions:(2)(3)                  2002        2002         2002
                                         -------------    --------    ---------
        United States                           $1,201      $1,490       $1,406
        EMEA *                                     582         632          724
        Canada                                     112         201          219
        Other regions                              460         450          563
                                                ------      ------       ------
        Total                                    2,355       2,773        2,912
                                                ======      ======       ======

    *    the Europe, Middle East and Africa region

    (1) These unaudited consolidated results are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise these preliminary consolidated results prior to the filing of its reported results for the year ended December 31, 2002.

    (2) Revenues are attributable to geographic regions based on the location of the customer.

    (3) Certain historical revenues by geographic regions have been revised to reflect a reclassification of revenues from the United States to Canada. Overall consolidated Nortel Networks revenues and revenues by segment for the relevant periods were not impacted by these reclassifications.